EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

The Management Committee
BMW Financial Services NA, LLC
We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that BMW Financial Services NA, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange  Commission's Regulation AB for Asset-Backed Securities, BMW Vehicle Lease Trust 2016-1 (except for the servicing criteria described in the following paragraph), which the Company has determined as being applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2016 and for the period from February 17, 2016 to December 31, 2016. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with those servicing criteria based on our examination.

The Company has determined that the servicing criteria in Items 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x)(A)-(C), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv) are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2016 and for the period from February 17, 2016 to December 31, 2016.
Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified in the first paragraph of this report and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria specified in the first paragraph.
In our opinion, management’s assertion that BMW Financial Services NA, LLC complied, in all material respects, with the aforementioned servicing criteria as of December 31, 2016 and for the period from February 17, 2016 to December 31, 2016 is fairly stated, in all material respects.

/s/ CohnReznick LLP

Roseland, New Jersey
March 22, 2017